[POLO RALPH LAUREN CORPORATION LETTERHEAD]





                                                              April 13, 2006


EDGAR CORRESPONDENCE
--------------------
Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549
Attention:  Mr. William Choi, Branch Chief



          Re: Polo Ralph Lauren Corporation
              Form 10-K for the Fiscal Year Ended April 1, 2005
              Form 10-Q for the Quarterly Period Ended December 31, 2005 File No. 1-13057
              ----------------------------------------------------------

Dear Mr. Clair:

Reference is made to your comment letter, dated March 28, 2006, to Ms. Tracey T. Travis, Senior Vice President and Chief Financial Officer of Polo Ralph Lauren Corporation (the "Company"). This is to confirm that the Company will submit its response to the comments no later that April 25, 2006.


/s/ Edward W. Scheuermann
---------------------------------
Edward W. Scheuermann
Vice President, Corporate Counsel
  & Secretary




cc:   Tracey T. Travis
      Jonathan Drucker